                         DELMARVA POWER & LIGHT COMPANY

                                 800 KING STREET
                                  P.O. BOX 231

                           WILMINGTON, DELAWARE 19899

HOWARD E. COSGROVE
  CHAIRMAN OF THE BOARD, PRESIDENT
  AND CHIEF EXECUTIVE OFFICER

April 26, 1996

To The Holders of Preferred and Common Stock of Delmarva Power & Light Company:

  You are cordially invited to attend the Annual Meeting of Stockholders of Delmarva Power & Light Company (the "Company") to be held at the University of Delaware's John M. Clayton Hall, located on Rt. 896 North, Newark, Delaware, on Thursday, May 30, 1996 at 11:00 A.M.

  The purpose of the meeting is:

   1. To elect three members of the Board of Directors;

   2. To consider and vote upon a proposal to amend the Restated Certificate and Articles of Incorporation to remove unsecured debt limits;

   3. To consider and vote upon a proposal to approve the amendment and extension of the Company's Long-Term Incentive Plan;

   4. To appoint the Company's independent public accountants for the year

1996; and

   5. To transact such other business as may properly come before the meeting.

  The close of business on April 22, 1996 has been fixed by the Board of Directors as the time for determining the holders of Preferred and Common Stock entitled to vote at this meeting.

  Please date, sign and mail the enclosed proxy as promptly as possible in the enclosed return envelope. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

                                       Yours very truly,


                                       /s/ Howard Cosgrove
                                       ---------------------------------

- -------------------------------------------------------------------------------

Whether or not you expect to be present at the Annual Meeting, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. You may revoke your proxy if you so desire at any time before it is voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, D. F. King & Co., Inc. at (800) 207-3155.

- --------------------------------------------------------------------------------

                        DELMARVA POWER & LIGHT COMPANY

                               800 KING STREET
                                 P.O. BOX 231

                          WILMINGTON, DELAWARE 19899

                                    ------

                               PROXY STATEMENT

   This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Delmarva Power & Light Company (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 30, 1996, and at any adjournments thereof. This Proxy Statement and accompanying proxy will be mailed to holders of Preferred and Common Stock on or about April 26, 1996.

   Properly executed proxies received in time for the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the stockholder. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and stockholders who are present at the meeting may revoke their proxies and vote in person.

   The Company's proxies are returned to its transfer agent who tabulates the results of the voting and notifies the Company in writing. Proxies voted at the Annual Meeting are counted by the Inspectors of Election for the Annual Meeting. The Inspectors of Election are a Company officer and a representative of the Company's transfer agent, Wilmington Trust Company, both of whom have been appointed by the Board of Directors.

   If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter and broker non-votes will have no effect.

   The Annual Report of the Company for the year 1995, containing financial statements, was mailed to all stockholders of record on or about March 18, 1996, and subsequently to all new stockholders through the close of business on April 22, 1996.

   On December 31, 1995, the Company had outstanding 60,759,365 shares of Common Stock and 2,880,850 shares of Preferred Stock consisting of 1,280,850 shares of Preferred Stock--$100 par value and 1,600,000 shares of Preferred Stock--$25 par value. Holders of record of outstanding Common and Preferred Stock at the close of business on April 22, 1996, are entitled to vote at the meeting. The Common Stock of the Company will vote as a single class, one vote per share and all holders of Preferred Stock will vote together as a separate single class, with each share of Preferred Stock having voting rights proportionate to their respective par values. Accordingly, each share of Preferred Stock--$100 par value will have one vote per share, and Preferred Stock--$25 par value will have 1/4 vote per share. Holders of the Company's Preferred Stock are entitled to vote only on Proposal No. 2.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

   The Board of Directors currently consists of ten members divided into three classes. Three nominees are to be elected at the Annual Meeting to serve for a term of three years or until their successors are elected and qualified. The remaining seven directors will continue to serve as set forth herein, with three directors having terms expiring in 1997 and four directors having terms expiring in 1998.

   Unless such authority is withheld, it is the intention of the persons named in the accompanying proxy to vote such proxy for the nominees named herein, all of whom are currently serving as directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Although it is contemplated that all of the nominees will be able to serve, in the event the inability of one or more to do so is made known prior to the meeting, the proxy holders will vote for a substitute nominee or nominees as selected by the Board of Directors.

   Effective November 1, 1995, H. Ray Landon, a director since 1988, retired from the Company. He resigned from the Company's Board of Directors effective October 1, 1995. At their meeting on September 28, 1995, members of the Board of Directors elected Mr. R. Franklin Balotti, member of the law firm of Richards Layton & Finger, Wilmington, Delaware, to serve the unexpired portion of Mr. Landon's term.

   All of the nominees for director were recommended by the Nominating Committee and were approved by the Board of Directors on December 20, 1995.

   The election of directors requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Each proxy will be voted for or against Proposal No. 1 in accordance with the specifications marked thereon, and if no specifications are made, will be voted in favor of each of the nominees for director.

   Your Board of Directors recommends that you vote FOR each of the nominees for director in Proposal No. 1.

   The nominees and directors are listed herein, together with their principal occupation or employment, certain additional information as of December 31, 1995, and their respective terms. Except as otherwise indicated, nominees and directors have been engaged in their present occupations for at least the past five years.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                           AS OF FEBRUARY 29, 1996

                                         Shares of

Nominees for Director                Common Stock(1)(2)
 ---------------------------------   ------------------

CLASS III -- TERM EXPIRING IN
   1999 ..........................
     MICHAEL G. ABERCROMBIE  .....            830(3)
     ROBERT D. BURRIS  ...........               500
     JAMES H. GILLIAM, JR.  ......             1,000
Incumbent Directors  .............
- ----------------------------------
CLASS I -- TERM EXPIRING IN 1997
     R. FRANKLIN BALOTTI  ........             1,017
     MICHAEL B. EMERY  ...........             1,000
     SARAH I. GORE  ..............             1,000
Incumbent Directors  .............
- ----------------------------------
CLASS II -- TERM EXPIRING IN 1998
     HOWARD E. COSGROVE  .........      36,973(4)(5)
     AUDREY K. DOBERSTEIN  .......             1,000
     JAMES C. JOHNSON  ...........             1,020
     WESTON E. NELLIUS  ..........               500
Other Executive Officers  ........
- ----------------------------------
     H. RAY LANDON(6)  ...........      22,853(4)(7)
     THOMAS S. SHAW  .............         10,840(4)
     BARBARA S. GRAHAM  ..........          8,222(4)
     RALPH E. KLESIUS  ...........      12,459(4)(5)
     PAUL S. GERRITSEN  ..........         11,308(4)

As of February 29, 1996, all current executive officers and directors as a group (20 persons) owned beneficially 142,291 shares of Common Stock, representing 0.23% of the shares of Common Stock outstanding.

- ------
(1) Each of the individuals listed beneficially owned less than 1% of the Company's outstanding common stock.

(2) Includes shares owned beneficially by Mr. Cosgrove and Other Executive Officers of the Company pursuant to the Company's Savings & Thrift Plan and Performance-Based Employee Stock Ownership Plan.

(3) Does not include 300 shares of Common Stock owned by Mr. Abercrombie's wife, beneficial ownership of which he disclaims.

(4) Includes 22,520, 10,780, 5,550, 4,940, 5,550 and 4,400 shares of performance-based restricted stock for Messrs. Cosgrove, Landon and Shaw, Mrs. Graham, and Messrs. Klesius and Gerritsen respectively, which were granted as a part of the Company's Long-Term Incentive Plan. The number of shares actually earned will depend on the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), relative to the Peer Group (as defined on page 10) at the end of a four-year period.

(5) Does not include 14,400 and 4,400 shares of Common Stock which Messrs. Cosgrove and Klesius respectively, are deemed to have beneficial ownership. These shares may be acquired upon the exercise of stock options granted under the Company's Long-Term Incentive Plan.

(6) Mr. Landon, who also was a director of the Company until his retirement, retired effective November 1, 1995.

(7) Does not include 4,200 shares of Common Stock owned by Mr. Landon's wife, beneficial ownership of which he disclaims.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table provides information with respect to the only person who is known to Delmarva Power & Light Company to be the beneficial owner of more than 5 percent of the outstanding shares of Common Stock of the Company.


             Name                    Shares
        and Address of            Beneficially     Percent of
       Beneficial Owner             Owned(1)         Class
 -----------------------------   --------------   ------------
Franklin Resources, Inc.           4,560,900          7.5%
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California 94403

- ------
(1) The share ownership shown above is based on Amendment No. 3 to a Form 13G, dated February 12, 1996, filed with the Securities and Exchange Commission.

NOMINEES FOR CLASS III DIRECTORS WITH TERMS
EXPIRING IN 1999:

Michael G. Abercrombie, age 56. Director since              --------------
1993. President of Cato, Inc. (a petroleum                     PHOTO OF
distributorship), Salisbury, Maryland. Mr.                     PERSON TO
Abercrombie also serves as Immediate Past                      THE LEFT
President of The Community Foundation of the                --------------
Eastern Shore and is past Chairman of the Greater
Salisbury Committee.

Robert D. Burris, age 51. Director since 1993.              --------------
President of Burris Foods, Inc. (a refrigerated                PHOTO OF
food distribution company), Milford, Delaware. Mr.             PERSON TO
Burris also is a director of the Federal Reserve               THE LEFT
Bank of Philadelphia and a member of the Board of           --------------
the Milford Memorial Hospital.

James H. Gilliam, Jr., age 51. Director since
1993. Director, Executive Vice President and                --------------
General Counsel of Beneficial Corporation (a                   PHOTO OF
financial services company), Wilmington, Delaware              PERSON TO
(Executive Vice President, General Counsel and                 THE LEFT
Secretary from 1989 to 1992). Director of Bell              --------------
Atlantic Corporation, Philadelphia, Pennsylvania.
Mr. Gilliam also is a Trustee of the Howard Hughes
Medical Institute.

CLASS I DIRECTORS WITH TERMS
EXPIRING IN 1997:

R. Franklin Balotti, age 54. Director since 1995.
Member of the law firm of Richards Layton &                 --------------
Finger, Wilmington, Delaware. Mr. Balotti is the               PHOTO OF
immediate past President of the Delaware Bar                   PERSON TO
Association and serves as a member of the Board of             THE LEFT
Overseers of Widener University School of Law.              --------------

Michael B. Emery, age 57. Director since 1994.
Senior Vice President of E.I. duPont deNemours &            --------------
Company (a diversified chemical, energy, and                   PHOTO OF
specialty products company), Wilmington, Delaware.             PERSON TO
Mr. Emery also serves as Chairperson of the                    THE LEFT
Development Council of Delaware Technical and               --------------
Community College.

Sarah I. Gore, age 61. Director since 1990. Human
Resources Associate, W. L. Gore & Associates, Inc.          --------------
(a high technology manufacturing company), Newark,             PHOTO OF
Delaware. Director of Delaware Trust Company,                  PERSON TO
Wilmington, Delaware. Mrs. Gore and her family                 THE LEFT
created the I Have a Dream Foundation of Delaware           --------------
for which she serves as a director.

CLASS II DIRECTORS WITH TERMS
EXPIRING IN 1998:

Howard E. Cosgrove, age 53. Director since 1986.
Chairman, President and Chief Executive Officer of          --------------
the Company (President and Chief Operating Officer             PHOTO OF
1991 to 1992, Executive Vice President 1985 to                 PERSON TO
1991). Mr. Cosgrove also is a director of the                  THE LEFT
Federal Reserve Bank of Philadelphia and a Trustee          --------------
of The University of Delaware.

Audrey K. Doberstein, age 63. Director since 1992.
President of Wilmington College, New Castle,                --------------
Delaware. Director of Mellon Bank Delaware (N.A.),             PHOTO OF
Wilmington, Delaware. Dr. Doberstein also serves               PERSON TO
as a member of the Board of Directors of Blue                  THE LEFT
Cross/Blue Shield of Delaware.                              --------------

James C. Johnson, age 61. Director since 1992.              --------------
President and Chief Executive Officer of Loyola                PHOTO OF
Federal Savings Bank, Baltimore, Maryland. Mr.                 PERSON TO
Johnson also is a member of the Board of Directors             THE LEFT
of the Chesapeake Bay Trust.                                --------------

Weston E. Nellius, age 60. Director since 1995.
President, Nellius Management Associates, Inc. (a           --------------
financial, management and government relations                 PHOTO OF
consulting firm), Dover, Delaware. Director of                 PERSON TO
Nations Bank of Delaware (N.A.), Dover, Delaware.              THE LEFT
Mr. Nellius also serves as a member of the Board            --------------
of Directors of The Delaware Family Foundation and the Board of the Delaware Region of the National
Conference of Christians and Jews.

BOARD OF DIRECTORS MEETINGS

   The Board of Directors held eight regular meetings in 1995. All incumbent directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and meetings of the Committees of the Board on which they served.

COMMITTEES AND COMMITTEE MEETINGS

   The Board of Directors has Audit, Executive, Investment, Nominating, Compensation and Nuclear Oversight Committees. In 1995, the Audit Committee held two meetings, the Executive Committee did not hold any meetings, the Investment Committee did not hold any meetings, the Nominating Committee held four meetings, the Compensation Committee held three meetings, and the Nuclear Oversight Committee held two meetings.

   The Audit Committee is comprised of three outside directors: James C. Johnson, Chairperson, Robert D. Burris and Audrey K. Doberstein. The Committee meets primarily to review and approve the scope of the annual audit of financial statements by the independent certified public accountants and to review and approve or disapprove the reports rendered by the independent certified public accountants. The Audit Committee also recommends independent certified public accountants for appointment by vote of the holders of shares of Common Stock at the Company's Annual Meeting.

   The Executive Committee is comprised of three outside directors and one inside director. The three outside directors are Sarah I. Gore, Vice Chairperson, Michael B. Emery and James C. Johnson. Howard E. Cosgrove, Chairperson, is the inside director member of the Committee. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors (except those powers specifically reserved to the full Board of Directors by Delaware and Virginia law and the Company's Restated Certificate and Articles of Incorporation, as amended, and By-Laws, as amended) in the management of all affairs of the Company.

   The Investment Committee is comprised of three outside directors and one inside director. The three outside directors are Audrey K. Doberstein, James H. Gilliam, Jr. and Weston E. Nellius. Howard E. Cosgrove, Chairperson, is the inside director member of the Committee. This Committee reviews financial investments and policies encompassing matters beyond normal cash management functions.

   The Nominating Committee is comprised of three outside directors: Audrey K. Doberstein, Chairperson, Michael G. Abercrombie and Weston E. Nellius. The Committee meets primarily to review and screen all recommendations submitted to it and to select potential candidates for vacancies that occur on the Board of Directors and to make recommendations to the Board of Directors for candidates to fill those vacancies. The Nominating Committee, in recommending candidates for election as directors, endeavors to locate candidates for Board membership who have attained prominent positions in their fields and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Nominating Committee will consider nominees recommended by stockholders for election as directors. The name of any such nominee, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company, pursuant to the Company's By-Laws, as amended.

   The Compensation Committee is comprised of four outside directors: Sarah I. Gore, Chairperson, Michael B. Emery, James H. Gilliam, Jr. and James C. Johnson. This Committee reviews the compensation programs, approves the salaries of the principal officers, makes recommendations regarding remuneration of the directors, designates appropriate programs to carry out the purposes of the Long-Term Incentive Plan and approves the distribution of payments under the Management Incentive Compensation Plan.

   The Nuclear Oversight Committee is comprised of two outside directors and one inside director. The two outside directors are Michael G. Abercrombie, Chairperson, and Robert D. Burris. Howard E. Cosgrove is the inside director member of the Committee. The Committee reviews the status of those nuclear power stations of which the Company is a part owner and assesses the Company's position in respect to related matters.

DIRECTOR'S COMPENSATION

   Directors who are not officers of the Company receive an annual retainer of $12,000 plus $700 for each Board meeting attended and $600 for each Committee of the Board meeting attended. Chairpersons of the Audit, Compensation, and Nuclear Oversight Committees receive an additional annual retainer of $1,000. There have been no changes in Director's Compensation since May 1, 1992.

CHANGES TO BY-LAWS

   There were no changes to the By-Laws of the Company during 1995.

                        DELMARVA POWER & LIGHT COMPANY
                     BOARD COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

OVERALL OBJECTIVES

   The Company's executive compensation program is designed to motivate its senior executives to achieve the Company's goals of providing its customers with high quality service at a competitive price and providing the Company's stockholders with a competitive return on their investment.

   Toward that end, the program is designed to provide:

     o Total compensation levels that are competitive with those provided by other utilities and allow the Company to compete for executive talent;

     o  Base salary levels related to position and individual performance;

     o Annual incentive compensation that varies based on corporate and individual performance; and

     o Long-term incentive compensation based on long-term performance that increases stockholder value.

   In administering the executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these objectives, each of which is discussed in greater detail below.

COMPETITIVE COMPENSATION LEVELS

   Total compensation (base salary, annual incentive, and long-term incentive) opportunities are developed for Company executives utilizing the Edison Electric Institute ("EEI") Executive Compensation Survey Report and counsel with the Company's outside consulting firm, Towers Perrin. In general, the total compensation structure for executives is targeted to the median of utility industry peers contained in the EEI Executive Compensation Survey Report (the "Peer Group")* with individual reward levels varying based on contribution and performance. The targets for each component of the executive compensation program are reviewed on an annual basis to ensure alignment with the Company's compensation philosophy and to ensure a proper balance between short-term and long-term objectives. Annual base salary increases reflect the individual's performance and contribution over several years in addition to the results for a single year. Year-to-year changes in annual incentive awards vary with the performance results of the individual as well as the Company. The Company's 1995 salary level for each of its five named executive officers, without taking into account Mr. Landon, who retired during the year, was below the median of the salary range defined by the Peer Group.

   The Company has examined the IRS regulation pertaining to the $1,000,000 compensation deductibility cap for each of the five named executive officers and has determined that the regulation is not applicable to the Company, since the total compensation for any one individual is significantly below the cap.

- -----------
* The compensation Peer Group does not include all of the same companies as the published industry index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement. However, 42 out of the 45 companies (93.3%) in the Dow Jones Electric Utilities Index are included in the EEI Executive Compensation Survey Report.

ANNUAL INCENTIVE COMPENSATION

   The Company's Management Incentive Compensation Plan is designed to motivate participants to accomplish stretch financial and individual goals. The corporate financial goals relate to both customer and stockholder measurements. Two criteria must be met before there are any awards under this Plan: (1) at least half of specified corporate goals must be met; and (2) actual earnings per share ("EPS") for the year must exceed 95% of the Company's EPS goal.

   The awards, upon satisfaction of these criteria, contain two components; corporate performance and individual performance. Approximately 80% of the maximum incentive opportunity for the Company's senior executives, including those named in the compensation tables in this Proxy Statement, arises out of corporate performance, which is measured by (a) the Company's EPS as compared with the Company's EPS goal, and (b) the Company's net change in electric rates per kilowatt hour as compared against the net change in the electric rates of the Peer Group over a three-year period. Generally, the payout in connection with corporate performance is determined in the following manner. There is a basic incentive opportunity ("BIO") set at the beginning of each year, which is expressed as a percentage of salary. The BIO is adjusted at year-end based upon corporate performance. This adjusted amount may not exceed 150% of the BIO. The adjustment is made based upon the EPS/Rates multiplier (the "multiplier"), which takes corporate performance into account. The BIO assumes that 100% of the annual EPS goal is met and the net change in rates over a three-year period equals the industry average. Therefore, the multiplier starts at 1.00, but it may be adjusted up or down to reflect actual results. If actual EPS is higher than the goal, the multiplier is increased by 5% for each 1% above the goal. If actual EPS is lower than the goal, the multiplier is decreased by 20% for each 1% below the goal. A second adjustment is made for the average change in rates over a three-year period, as compared to the Peer Group. If the Company's rates go down more, or increase less, than the Peer Group average, the multiplier is increased by 5% for each 1% positive deviation. If the Company's rates increase more, or decrease less than the industry average, the decrease is 2% for each 1% negative deviation.

   The remaining approximately 20% of the maximum incentive opportunity for senior executives arises out of individual performance, with a particular focus on achievement of individual goals, as evaluated at each January 1 merit review.

LONG-TERM INCENTIVE COMPENSATION

   The Company's Long-Term Incentive Plan reinforces the importance of providing investors with a competitive return on their investment. Participants in this Plan are contingently awarded shares of the Company's stock. Currently, awards granted under this Plan consist entirely of shares of performance-based restricted stock. Actual awards are made after the end of a four-year performance cycle and are based on a comparison of the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), to the Peer Group. The target number of shares will be awarded if the Company's Total Stockholder Return Percentile (4-year cumulative as compared to the Peer Group) is in the 50% to 59.9% range. The threshold number will be awarded if the Total Stockholder Return Percentile is in the 35% to 39.9% range and the maximum number will be awarded if the Stockholder Return Percentile is in the 90% to 100% range. Formerly, this Plan also provided for stock options and dividend rights, some of which are still outstanding.

SUMMARY OF ACTIONS TAKEN BY THE COMPENSATION COMMITTEE

   The Compensation Committee, consisting entirely of outside directors, reviews and approves each of the Company's executive compensation plans and assesses the effectiveness of the program as a whole. This includes activities such as reviewing the design of the Company's various incentive plans and assessing the reasonableness of the overall executive compensation program.

   In addition, the Committee administers key aspects of the Company's salary program and incentive plans, such as approving the annual salary increase budget, setting the targets used in the annual incentive plan, approving the size of the annual incentive pool and setting grant levels under the annual and long-term incentive plans. With respect to the annual incentive pool, individual awards are not limited by the size of the total pool. The awards are limited by the Management Incentive Compensation Plan to 27% of base salary for each of the senior executives, including the five named executive officers, and other specified amounts for other employees covered by the Plan.

   Finally, the Committee implements the Company's executive compensation program, which includes the Chief Executive Officer and the Company's four other most highly-compensated executives -- i.e., the "five named executive <F1> officers."**

   Significant actions by the Committee for fiscal year 1995 included setting salaries and reviewing criteria for and approving the awarding of annual incentive awards, and long-term incentive grants. In addition, looking forward into 1996, the Compensation Committee began considering potential changes in executive compensation at its fall 1995 meetings. The Committee is conducting a review of the Company's compensation policy in light of increasing competition that presents both opportunities and challenges for the Company's future. In this environment, the Committee believes it is important that the Company have the ability to attract and retain high-quality executives from both within and outside the utility industry.

CHIEF EXECUTIVE OFFICER COMPENSATION

SALARY ACTION

   There was no change in Chief Executive Officer, Howard E. Cosgrove's salary from 1994 to 1995. It remained the same at $345,000. At the December 1994 meeting of the Compensation Committee, as part of the Company's overall effort to more closely link total compensation with corporate performance, the Committee decided that in lieu of salary increases in 1995, the Company's ten most highly-compensated officers, including Mr. Cosgrove, would be granted additional compensation opportunities through an increase in grants of performance-based restricted stock under the Long-Term Incentive Plan. Mr. Cosgrove's salary in 1995 was approximately 90% of the median for Chief Executive Officers in comparably sized utilities.

ANNUAL INCENTIVE AWARD

   Mr. Cosgrove's annual incentive award for 1995, as shown in the compensation table contained in this Proxy Statement, was based upon the following: (a) actual EPS for the year was 100% of the Company's EPS goal,
(b) of the eight corporate goals that were established for 1995 in the areas

- --------

**As used throughout this Proxy Statement, the phrase "five named executive officers" generally does not include Mr. Landon, who retired during 1995.

of safety, cost, competitive pricing, customer relations, the environment and service reliability, seven were met or exceeded, and (c) the Company's average kilowatt hour rate went down an average of .5% while its Peer Group increased an average of 1.3%, for a net positive deviation of 1.8%, during the period of 1993-1995.

LONG-TERM INCENTIVE PLAN

   Long-term incentive grants represent an important component of the compensation opportunity for the Chief Executive Officer. Consistent with the Company's Long-Term Incentive Plan, the Committee determined the 1995 grants of performance-based restricted stock (reflected in the compensation tables contained in this Proxy Statement) made to Mr. Cosgrove. For the 1995 cycle, the initial award of performance-based restricted stock was targeted at providing additional long- term compensation opportunities in lieu of a salary increase, based upon the Company's performance as compared to the Peer Group. The number of shares actually earned, if any, will be awarded in 1999 based on a comparison of the Company's performance, as measured by Total Stockholder Return compared to the Peer Group over the four-year period 1995-1998, as discussed under "Long-Term Incentive Compensation" on page 11.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised solely of non-officer directors. There are no Compensation Committee interlocks.

COMPENSATION COMMITTEE

      S. I. Gore, Chairperson           J. H. Gilliam, Jr.
      M. B. Emery                       J. C. Johnson

SUMMARY COMPENSATION TABLE

   The following table sets forth information regarding compensation earned during the past three years by the Company's Chief Executive Officer and by each of the Company's five other most highly-compensated executive officers, one of whom retired during the year, based on compensation earned during 1995.


                          SUMMARY COMPENSATION TABLE

                                                                 Annual Compensation
                                                        -------------------------------------
                     (a)                        (b)        (c)         (d)           (e)
                                                                                    Other
                                                                                 Annual Com-
                                                                                  pensation
Name and Principal Position                     Year      Salary($)   Bonus($)        $
- ----------------------......................   ------    ---------   --------   -------------
H. E. Cosgrove    Chairman of the Board         1995     345,000     73,500          -0-
                  President and Chief           1994     345,000     90,800          -0-
                  Executive Officer             1993     320,000     86,400          -0-
H. R. Landon(3)   Executive Vice President      1995     183,333     46,900          -0-
                                                1994     220,000     57,900          -0-
                                                1993     200,000     53,600          -0-
T. S. Shaw        Senior Vice President/        1995     165,000     34,400          -0-
                  President, Delmarva           1994     165,000     42,600          -0-
                  Capital Investments, Inc.     1993     150,000     39,800          -0-
B. S. Graham(4)   Senior Vice President,        1995     165,000     33,500          -0-
                  Treasurer and                 1994     148,500     38,400          -0-
                  Chief Financial Officer       1993     135,000     35,100          -0-
R. E. Klesius     Senior Vice President         1995     157,000     31,100          -0-
                                                1994     157,000     39,000          -0-
                                                1993     150,000     38,300          -0-
P.S. Gerritsen    Vice President                1995     152,000     30,100          -0-
                                                1994     152,000     37,700          -0-
                                                1993     146,200     37,300          -0-



                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            Long-Term Compensation
                                  ----------------------------------------
                                          Awards                 Payouts
                                  --------------------------    ---------
              (a)                     (f)           (g)          (h)          (i)
                                   Restricted    Securities                 All Other
                                     Stock       Underlying      LTIP         Com-
                                      Award(s)    Options      Payouts      pensation
Name and Principal Position           $(1)          (#)          ($)         ($)(2)
 --------------------------       ------------    ---------   -----------   -------------
H. E. Cosgrove                      -0-              -0-           -0-       19,498
                                    -0-              -0-           -0-       24,118
                                    -0-              -0-           -0-       28,584
H. R. Landon(3)                     -0-              -0-           -0-       13,565
                                    -0-              -0-           -0-       21,984
                                    -0-              -0-           -0-       25,998
T. S. Shaw                          -0-              -0-           -0-        8,179
                                    -0-              -0-           -0-       10,030
                                    -0-              -0-           -0-       11,506
B. S. Graham(4)                     -0-              -0-           -0-        6,793
                                    -0-              -0-           -0-        7,454
                                    -0-              -0-           -0-        8,196
R. E. Klesius                       -0-              -0-           -0-        7,979
                                    -0-              -0-           -0-        9,672
                                    -0-              -0-           -0-       10,890
P.S. Gerritsen                      -0-              -0-           -0-       11,242
                                    -0-              -0-           -0-       14,326
                                    -0-              -0-           -0-       17,108
#--Number of units   $--Dollar amounts

14

- ------
(1) Dividends on shares of performance-based restricted stock are accrued at the same rate as that paid to all holders of Common Stock. Restricted stock awards are reported in the Long- Term Incentive Plan Table on page 16. As of December 31, 1995: Mr. Cosgrove held 23,750 shares of restricted stock with a value of $495,390 (1,230, 4,880, 6,070, and 11,570 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively); Mr. Landon held 11,770 shares of restricted stock with a value of $244,475 (990, 2,260, 2,650 and 5,870 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively); Mr. Shaw held 5,830 shares of restricted stock with a value of $121,662.50 (280, 1,330, 1,350, and 2,870 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively); Mrs. Graham held 5,140 shares of restricted stock with a value of $106,355 (200, 1,000, 1,070 and 2,870 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively); Mr. Klesius held 5,830 shares of restricted stock with a value of $121,662.50 (280, 1,330, 1,350 and 2,870 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively); and Mr. Gerritsen held 4,990 shares of restricted stock with a value of $104,520 (590, 1,000, 1,350 and 2,050 shares with a grant-date market price of $20.50, $22.75, $22.00 and $19.50 per share respectively).

(2) The amounts of All Other Compensation for each of the named executive officers for fiscal year 1995 include the following: for Mr. Cosgrove, $5,896 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $13,398 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Landon, $4,583 in Company matching contributions to the Company Savings & Thrift Plan, and an accrual of $8,778 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Shaw, $4,125 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $3,850 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mrs. Graham, $4,125 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $2,464 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Klesius, $3,925 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $3,850 for dividend rights acquired through the Company's Long-Term Incentive Plan; and for Mr. Gerritsen, $3,800 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $7,238 for dividend rights acquired through the Company's Long-Term Incentive Plan. In addition, the amounts of All Other Compensation for Mr. Landon and each of the five named executive officers includes $204 in term life insurance premiums paid by the Company on such officer's behalf (which insurance is provided on an equal basis to all employees of the Company).

(3) Mr. Landon, who retired effective November 1, 1995, is reported pursuant to Securities and Exchange Commission regulations.

(4) Mrs. Graham is the only executive officer of the Company whose salary increased in 1995. Her salary increase was due entirely to her promotion from Vice President and Chief Financial Officer to Senior Vice President, Treasurer and Chief Financial Officer effective January 1, 1995.

OPTION EXERCISES DURING 1995 AND YEAR-END OPTION VALUES

   The following table provides information related to options held by the named executive officers at fiscal year-end 1995. The Board of Directors, at its January 1993 meeting, approved an amendment to the Company's Long-Term Incentive Plan eliminating awards of Common Stock options and dividend rights effective fiscal year 1993. The Company does not grant stock appreciation rights.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES


         (a)                   (b)                 (c)               (d)                (e)

                                                                  Number of
                                                                  Securities         Value of
                                                                  Underlying        Unexercised
                                                                 Unexercised       In-the-Money
                                                                  Options at        Options at
                                                                  FY-End(#)         FY-End ($)
                         Shares Acquired          Value
        Name             on Exercise (#)     Realized ($)(1)     Exercisable        Exercisable
 -------------------   -------------------   ---------------    ---------------   ----------------
H. E. Cosgrove                 --                 --                 14,400            26,025
H. R. Landon(2)                --                 --                   --                --
T. S. Shaw                     --                 --                   --                --
B. S. Graham                   --                 --                   --                --
R. E. Klesius                  --                 --                  4,400             7,575
P. S. Gerritsen                --                 --                   --                --

- ------
(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on December 31, 1995, was $22.750. The value is calculated on the basis of the difference between the exercise price of the options and $22.750, which difference is multiplied by the number of options. The options all are exercisable currently.

(2) Mr. Landon, who retired effective November 1, 1995, is reported pursuant to Securities and Exchange Commission regulations.

PERFORMANCE-BASED RESTRICTED STOCK GRANTS CHART

   The following table shows the number of shares of performance-based restricted stock that were granted to the named executive officers as part of the Company's Long-Term Incentive Plan for 1995. It also shows the number of shares of Common Stock that would be awarded if the threshold, target or maximum performance is achieved at the end of the four-year performance period.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                      Estimated Future
                                                                   Payouts under Non-Stock
                                                                      Price-Based Plans

                                                             -----------------------------------
       (a)               (b)                  (c)                (d)          (e)         (f)
                      Number of          Performance or
                   Shares, Units or    Other Period Until     Threshold     Target      Maximum
      Name         Other Rights(#)(1)  Maturation or Payout          (#)          (#)         (#)
 ---------------   ------------------  --------------------    -----------   --------   ---------
H. E. Cosgrove           11,570              4 yrs.             2,893       11,570      17,355
H. R. Landon(2)           5,870              4 yrs.             1,468        5,870       8,805
T. S. Shaw                2,870              4 yrs.               718        2,870       4,305
B. S. Graham              2,870              4 yrs.               718        2,870       4,305
R. E. Klesius             2,870              4 yrs.               718        2,870       4,305
P. S. Gerritsen           2,050              4 yrs.               513        2,050       3,075

- ------
(1) Shares of performance-based restricted stock were granted as a part of the Company's Long- Term Incentive Plan. Actual awards are made after the end of a four-year performance cycle and are based on a comparison of the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), to the Peer Group. The target number of shares will be awarded if the Company's Total Stockholder Return Percentile (4-year cumulative as compared to the Peer Group) is in the 50% to 59.9% range. The threshold number will be awarded if the Total Stockholder Return Percentile is in the 35% to 39.9% range and the maximum number will be awarded if the Stockholder Return Percentile is in the 90% to 100% range.

(2) Mr. Landon, who retired effective November 1, 1995, is reported pursuant to Securities and Exchange Commission regulations.

RETIREMENT PLAN

                              PENSION PLAN TABLE

                                          Annual Retirement Benefits to
                                        Persons in Specified Remuneration
                                       and Years of Service Classifications
                           ------------------------------------------------------------------
  Average Annual
Earnings for the 5
 Consecutive Years                          Credited Years of Service
 of Earnings that          ------------------------------------------------------------------
   result in the              15         20             25             30              35
  Highest Average           Yrs.(1)      Yrs.           Yrs.           Yrs.            Yrs.
- -------------------        --------  ----------     ----------     ----------     -----------

    $   125,000            $21,857   $ 38,345       $ 47,931       $ 57,518        $ 67,105
        200,000             35,537     62,345         77,932         93,518         109,105
        300,000(2)          53,777     94,345        117,932        141,518(3)      165,105(3)
        400,000(2)          72,017    126,345(3)     157,932(3)     189,518(3)      221,105(3)
        500,000(2)          90,257    158,345(3)     197,932(3)     237,518(3)      277,105(3)

- ------
(1) Represents reduced early retirement benefit payable at age 55.

(2) Effective January 1, 1996, annual compensation recognized in computing Average Annual Earnings under the Retirement Plan may not exceed $150,000 as limited by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). With the exception of this limitation, and the exclusion of compensation paid under the Company's Long-Term Incentive Plan and Company contributions under the Savings & Thrift Plan and Supplemental Executive Retirement Plan ("SERP"), Average Annual Earnings include substantially all cash compensation shown in the Summary Compensation Table on page 14. Compensation in excess of the limitation of Section 401(a)(17) is recognized in computing the benefit payable under the SERP.

(3) For 1996, the limit on annual benefits payable under qualified, defined benefit plans is $120,000. The amount in excess of $120,000 in the above table would be payable under the Company's SERP.

   The Company has a trusteed, noncontributory Retirement Plan covering all regular employees. Directors who are not employees of the Company do not participate in the Plan. Subject to the maximum limitation on benefits imposed by Section 415(b) of the Internal Revenue Code, the Retirement Plan provides management employees, including all officers, a retirement income equal to years of service times the sum of (a) plus (b) where (a) is 1.30% of the Average Annual Earnings (for the five consecutive years of earnings that result in the highest annual average) up to the Average Social Security Earnings Base ($27,576 in 1996), and where (b) is 1.60% of such Average Annual Earnings above the Average Social Security Earnings Base. Effective January 1, 1996, a second formula was added (i.e., 1.50% of Average Earnings times years of service). Management employees will receive a pension computed under this second formula if it results in a greater pension amount. Normal retirement is age 65; however, employees may retire as early as age 55 with an actuarial reduction in benefits and also at age 60 without such reduction, provided they have completed the requisite number of years of service with the Company. Aside from the integration feature of the above-described benefit formula, retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts.

   Annual benefits payable upon retirement will be in the form of a joint and 50% survivor annuity for married individuals and a straight life annuity for single individuals. Both the straight life and joint and survivor forms are paid to management employees in specified remuneration and years of service classifications, as illustrated in the Pension Plan Table on page 17.

   Messrs. Cosgrove, Landon and Shaw, Mrs. Graham, and Messrs. Klesius and Gerritsen have, respectively, 29, 32, 24, 12, 30 and 18 credited years of service under the Company's Retirement Plan.

   In the event of a change in control of the Company, as defined in the Retirement Plan, the Plan's surplus assets are to be allocated to the extent available to (i) satisfy all Plan liabilities, (ii) fund certain post-retirement medical benefits and death benefits and (iii) subject to certain limitations, increase the benefits payable to employees who were active participants on the date of such change in control by crediting each such participant with an additional five years of deemed credited service and five years of deemed salary increases at 5% per year. If the Plan is terminated or merged or benefits are reduced within five years of such change in control, any remaining surplus assets would be allocated to the extent available to (a) provide a 2% cost of living increase for retirees for each year of retirement and (b) subject to certain limitations, increase the benefits payable to employees who were active participants on the date of such termination, merger or benefit curtailment by crediting each such participant with additional years of deemed credited service for the ten-year period following such change in control together with salary increases at 5% per year for such period. The Retirement Plan requires that the obligations described above that are assumed following such a change in control must be funded by the purchase of a guaranteed annuity contract.

SEVERANCE AGREEMENTS AND OTHER PROVISIONS RELATING TO POSSIBLE
CHANGE OF CONTROL

    The Company has entered into severance agreements with the five named executive officers and forty-three other members of management. The severance agreements are intended to encourage the continued dedication of members of the Company's management. These agreements provide potential benefits for such persons upon actual or constructive termination of employment (other than for cause) following a change of control of the Company, as defined in such agreements. Each affected employee would receive a severance payment equal to
2.99 times base salary (as defined in Section 280G of the Internal Revenue
Code), and entitlement to Company-paid life, disability, medical and dental benefits for 24 months following termination, as well as an amount in cash equal to the actuarial equivalent value of accrued retirement pension credits equal to 24 months following termination; provided, however, that if any payments under such agreements would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, the amounts payable under such agreements will be reduced until the entire payment is deductible.

   The Company has the following additional benefit plans containing "change in control" provisions. These plans, for which the five named executive officers are eligible, were established by the Board of Directors. In the event of a change in control: The SERP provides for the Company to satisfy the liabilities accrued under the SERP through the purchase of fully-paid annuity or life insurance contracts; the Company's Management Incentive Compensation Plan provides that, at the option of the participant, the Company will pay all Incentive Awards earned but not distributed; the Company's Management Life Insurance Plan provides for the Company to prepay all premiums to any life insurance policy under this Insurance Plan; and the Company's Long-Term Incentive Plan provides that all restrictions on shares of performance-based restricted stock will lapse immediately, without regard to performance criterion, and shares will be issued to all participants, and all dividends in each Dividend Rights Account will be paid or, at the employee's option, the ongoing obligation to make such payments will continue.

STOCK PERFORMANCE CHART

   The following chart compares the yearly change in the cumulative Total Stockholder Return on the Company's Common Stock during the last five fiscal years ended December 31, 1995, with the cumulative total return of the Standard & Poor's ("S&P") 500 Index and the Dow Jones Electric Utilities Index. The comparison assumes $100 was invested on December 31, 1990, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG DELMARVA POWER & LIGHT COMPANY, THE S & P 500 INDEX
                   AND THE DOW JONES ELECTRIC UTILITIES INDEX

    250 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                              &   |
    200 |------------------------------------------------------------------|
        |                                                                  |
        |                                                             *#   |
        |                                                                  |
D       |                                    *&#          &                |
O   150 |-------------------------*----------------------------------------|
L       |                         &#                                       |
L       |                                                *#                |
A       |              *&#                                                 |
R       |                                                                  |
S   100 |---*&#------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
     50 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
           12/90      12/91     12/92       12/93       12/94       12/95


       *= Delmarva Power & Light Company                        &=S & P 500
                              #=Dow Jones Electric Utilities

* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                         Five Year Total Return
                                       ----------------------------------------------------------
                                       1990       1991      1992       1993       1994       1995
                                       ----       ----      ----       ----       ----       ----
Delmarva Power & Light Company    *      100        130       149        162        135        182
                     S & P 500    &      100        130       140        155        157        215
  Dow Jones Electric Utilities    #      100        127       138        155        136        178

PROPOSAL NO. 2--AMENDMENT TO RESTATED CERTIFICATE AND ARTICLES OF
INCORPORATION REMOVING LIMITS ON UNSECURED INDEBTEDNESS

   Presently, the Company is restricted in the amount of unsecured debt it may issue or assume, to 20% of the aggregate of its secured debt, preferred stock, and common shareholder equity. The Board of Directors recommends the removal of this limitation for the following reasons:

   o The electric and gas utility industry is becoming more competitive due to regulatory, legislative, and market developments. To proactively address the issues of deregulation and increased competition, the Company is changing the way it views and manages its business. In this transitioning business environment, the restrictive terms and conditions of the Company's Mortgage and Deed of Trust, under which secured First Mortgage Bonds are issued, could negatively impact the Company's strategic flexibility. Certain transactions that would be in the best interest of the shareholders, creditors, and customers could also be inhibited. Removal of the unsecured debt limit would enable the Company to issue debt without using the overly restrictive and administratively expensive First Mortgage Bonds.

   o Change also is evident in the capital markets where new financial instruments are being created and sold to help companies more effectively raise funds. Certain of these financial instruments, which are designed to enhance a company's overall credit structure and manage the Company's cost of capital, make use of unsecured debt. Removal of the unsecured debt limit would enable the Company to take advantage of such financial instruments.

   o The Company requires the flexibility and ease to issue interim unsecured debt in order to obtain the best terms available in the market for permanent capital financing. Removal of the unsecured debt limit would provide the Company with this needed capacity.

   Because of these benefits, the Board of Directors recommends that the stockholders approve an amendment to Article FOURTH of the Company's Restated Certificate and Articles of Incorporation, as amended (the "Charter"), removing limits on unsecured indebtedness as described below.

   Article FOURTH, Section 9(b), paragraph (2) of the Charter states that the consent of a majority of the total voting power of the outstanding Preferred Stock--$100 Par and Preferred Stock-- $25 Par of all series, voting as a single class, is necessary before the Company may:

      Issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purposes of refunding or renewing outstanding unsecured securities issued or assumed by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock) if immediately after such issue or assumption the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the Company will thereby exceed 20% of the aggregate of all existing secured debt of the Company, and the capital stock, premiums thereon, and surplus of the Company, as then to be stated on the books of account of the Company.

   The proposed amendment to the Charter would remove paragraph (2) under Article FOURTH, Section 9(b) quoted above, thus eliminating the limitation on the issuance of unsecured indebtedness by the Company.

   If approved by the stockholders, the proposed amendment to Article FOURTH would become effective under Delaware law upon filing a Certificate of Amendment to the Company's Charter with the Delaware Secretary of State, which filing would take place shortly after the Annual Meeting. The amendment to Article FOURTH would become effect under Virginia law on June 7, 1996.



   Adoption of this proposed amendment to the Company's Charter requires the affirmative vote of the holders of a majority of the shares of the Common Stock entitled to vote and the affirmative vote of a majority of the total voting power of the outstanding Preferred Stock--$100 Par and Preferred Stock--$25 Par of all series, voting as a single class. Each proxy will be voted for or against Proposal No. 2 in accordance with the specification marked thereon, and if no specification is made, will be voted in favor of such Proposal.



   For all of the above reasons, your Board of Directors recommends that you vote FOR Proposal No. 2.

PROPOSAL NO. 3--APPROVAL OF THE AMENDMENT AND EXTENSION OF THE LONG-TERM INCENTIVE PLAN

GENERAL

   The Company's Long-Term Incentive Plan (the "Plan") originally was adopted (subject to stockholder approval) by the Board of Directors in November 1986 and approved by the stockholders in April 1987 for a ten-year period. At this time, the Board of Directors recommends that the stockholders approve an amendment and extension of the Plan for an additional ten-year period.

   The Plan, if the amendment and extension are approved, will continue to provide certain officers and key executives of the Company and its subsidiaries with a stake in the future of the Company and is designed to attract, retain, and motivate individuals upon whom the sustained growth and financial success of the Company and its subsidiaries depend. The total number of persons eligible to participate in the Plan, which will change based on Compensation Committee determinations of which persons are largely responsible for the continued growth and financial success of the Company and its subsidiaries, currently is forty-eight. The following description of the Plan is qualified in its entirety by reference to the full text of the proposed Plan, as it is to be amended and extended, a copy of which is set forth in Exhibit A to this Proxy Statement. The Plan provides for the authority to grant the following types of long-term incentive awards: stock options (both nonqualified stock options and incentive stock options), stock appreciation rights, restricted stock, and performance awards, or such other forms of awards as the Compensation Committee of the Board may in its discretion deem appropriate.

   The shares that may be issued under the Plan, if the amendment and extension is approved, will not be more than 1.5 million shares of Common Stock during the ten-year period commencing May 31, 1996, and ending May 30, 2006, the date of termination of the Plan. Such amount will be subject to equitable adjustment as provided in the Plan. Except as otherwise provided in the Plan, any shares subject to an option, right or other award that for any reason expires, is surrendered, canceled, exchanged or forfeited or is terminated unexercised or unvested as to such shares, will again be available for award under the Plan.

   Awards under the Plan are not determinable because they are made in the discretion of the Committee. Grants of awards in 1995 to individuals named in the Summary Compensation Table are reflected in the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table on page 16.

STOCK OPTIONS

   Options granted under the Plan may be either incentive stock options, as defined in the Internal Revenue Code, or options that do not qualify ("nonqualified options"). At the time an option is granted, the Compensation Committee of the Board determines the number of shares subject to each stock option and the manner and time of exercise. The Compensation Committee, however, may permit acceleration of the previously determined terms. The option price per share for stock options will be set in the grant; but in the case of incentive stock options, the option price will be equal to the greater of 100% of the fair market value of the stock on the date of grant or the par value of such stock, and in the case of nonqualified stock options, the option price shall not be less than the greater of 100% of the fair market value of the stock on the date of grant or the par value of such stock. The option exercise price may be paid with cash and/or shares of Common Stock. Options will be evidenced by stock option agreements in a form approved by the Compensation Committee. In the event an optionee ceases to be an employee of the Company, the optionee shall have the right to exercise his or her options thereafter within such period and under such circumstances as the Compensation Committee may set forth in the applicable stock option agreement, but in no event beyond the expiration date of the option. Unless otherwise set forth in the stock option agreement, the portion of any option that has not become exercisable prior to the date of the optionee's termination of employment shall be canceled immediately.

   The granting of an option does not entitle the participant to any dividend, voting or other rights of a stockholder, unless and until the participant receives Common Stock upon exercise of the option.

STOCK APPRECIATION RIGHTS

   A stock appreciation right ("SAR") is the right to receive a stock appreciation payment equal in value to the excess of the fair market value of the Common Stock at a particular point in the future over the grant price of the SAR, which is equal to the exercise price of the underlying option. SARs are granted in tandem with either a nonqualified stock option or an incentive stock option. Generally, an SAR granted in tandem with a nonqualified stock option may be granted at the time of grant of the related nonqualified stock option or at any time thereafter. An SAR granted in tandem with an incentive stock option generally may be granted only at the time of grant of the related incentive stock option. An SAR will be exercisable for the same period as the underlying option. Upon the exercise of an SAR, the related option will be canceled to the extent of the number of shares of stock as to which the SAR is exercised. Upon the exercise of an option granted in connection with an SAR, the SAR will be canceled to the extent of the number of shares of stock as to which the option is exercised

   Stock appreciation payments may be made in cash or Common Stock or a combination of both at the discretion of the participant. The granting of an SAR does not entitle the participant to any dividend, voting or other rights of a stockholder, unless and until the participant receives Common Stock upon exercise of an SAR.

RESTRICTED STOCK

    Restricted stock awards are shares of Common Stock bearing restrictive legends prohibiting the sale, transfer, pledge, or hypothecation until the expiration of a restriction period as determined by the Compensation Committee at the time of grant. Each share of restricted stock is restricted subject to forfeiture upon separation from employment prior to the end of the restriction period, except that these restrictions will be lifted earlier as to some or all of the shares at the discretion of the Compensation Committee. The recipient of an award is entitled to receive dividends and vote shares of restricted stock. Unless otherwise determined by the Compensation Committee, in the event of a participant's termination of employment, all rights to shares as to which there remain unlapsed restrictions will be forfeited by the participant to the Company.

PERFORMANCE AWARDS

   Performance awards are to be awarded by the Compensation Committee in the form of stock or cash as may be determined by the Compensation Committee prior to the beginning of each performance period. The amount of performance awards will be determined by taking into account the participant's responsibility level, performance potential, and other considerations as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, a performance award granted to a participant will terminate for all purposes if the participant is not in the continuous employ of the Company or its subsidiaries at all times during the performance period.

CHANGE IN CONTROL

   Upon the occurrence of a Change in Control, as defined in the Plan: (a) all options and SARs granted under the Plan that are outstanding at the date of such Change in Control become exercisable in full immediately; (b) with respect to performance awards that are outstanding at the date of such Change in Control, all uncompleted performance periods at the date of such Change in Control are deemed to have been completed, the maximum level of performance set forth under the respective performance objectives are deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to each performance period) of each such outstanding award becomes payable immediately in cash to each participant, with the remainder of each such outstanding award being canceled for no value; and (c) any conditions to the vesting of the restricted stock (including without limitation, attainment of performance objectives) are deemed to have been satisfied, any uncompleted time periods (whether based on period of employment, performance period, or otherwise) at the date of such Change in Control are deemed to have been completed and all restrictions with respect to outstanding shares of restricted stock lapse immediately, so that such shares are fully vested and nonforfeitable.

MATERIAL AMENDMENTS TO THE PLAN

   In addition to the additional shares to be issued under the Plan, there are some material differences between the Plan as approved by the stockholders in 1987 and the Plan as submitted for approval at this time. For the most part, these changes remove some of the specific aspects of the awards and leave more to the discretion of the Compensation Committee. For instance, the Committee has been given the discretion to accelerate the lapse of restrictions on restricted stock in the event of a participant's termination of employment occurring prior to the ordinary lapse of restrictions. Previously, such restricted stock would have been forfeited by the participant. The Committee also has been given the discretion to determine that a performance award granted to a participant will not terminate where that participant has not been in the continuous employ of the Company or its subsidiaries at all times during the performance period. Previously, a performance award would have terminated automatically under such circumstances, except where the participant's termination was due to death, disability or retirement. The Plan now provides that upon a Change of Control (as defined in the Plan), with respect to performance awards that are outstanding at the date of such Change in Control, all uncompleted performance periods at the date of such Change of Control will be deemed to be completed, the maximum level of performance set forth under the respective performance objectives will be deemed to have been attained, and a pro rata portion of each outstanding award will become payable in cash to each participant. Previously, the Plan was silent as to the consequences for outstanding performance awards in the event of a Change in Control. Finally, the proposed Plan now allows the Committee to award SARs in tandem with either incentive stock options or nonqualified stock options, where previously SARs could not be granted in connection with an incentive stock option.

FEDERAL TAX CONSEQUENCES

   The following discussion of certain relevant federal income tax effects applicable to stock options, SARs, restricted stock and performance awards granted under the Plan is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant tax consequences.

INCENTIVE STOCK OPTIONS

   No taxable income will be realized by an option holder upon the grant or timely exercise of an incentive stock option. If shares of Common Stock are issued to an option holder pursuant to the exercise of an incentive stock option and if a disqualifying disposition of such shares is not made by the option holder (i.e., no disposition is made within two years after the date of the grant or within one year after receipt of the shares by such option holder, whichever is later), then (a) upon sale of the shares, any amount realized in excess of the exercise price of the incentive stock option will be taxed to the option holder as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an incentive stock option are disposed of prior to satisfying the holding period described in the parenthetical above, generally, (a) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (b) the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the option holder upon a disposition of shares prior to satisfying the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company.

   If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option. Subject to certain exceptions, an incentive stock option generally will not be eligible for the federal income tax treatment described above if such option is exercised more than three months following termination of employment with the Company.

NONQUALIFIED STOCK OPTIONS

    In general, an optionee will not be subject to tax at the time a nonqualified stock option is granted. Upon exercise of a nonqualified stock option, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the
                                                                            25

Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the amount paid upon exercise plus the amount taxable as ordinary income to the optionee. If the holder receiving the shares upon exercise is restricted from selling the shares because the holder is subject to reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (generally, an executive officer or director of the Company), and would be subject to liability under Section 16(b), then, unless the holder makes an election under Section 83(b) of the Internal Revenue Code within 30 days after exercise to be taxed under the rule of the preceding sentence, (a) the holder will recognize taxable ordinary income at the time the
Section 16(b) restriction terminates, (b) the amount of such ordinary income will be equal to the excess, if any, of the fair market value of the shares of Common Stock at that time over the exercise price, (c) the holder's tax basis in such shares will be the fair market value at that time, (d) the holder's holding period for the shares will begin at that time, and (e) any dividends the holder receives on the shares before that time will be taxable to the holder as compensation income.

   The Company generally will be entitled to a deduction in the amount of the optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a nonqualified stock option. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a nonqualified stock option.

STOCK APPRECIATION RIGHTS

   The grant of an SAR generally should not result in taxable income to the employee or a tax deduction for the Company. The exercise of SARs generally should result in compensation taxable as ordinary income to the employee, subject to withholding, and in a tax deduction for the Company. Such ordinary income and commensurate deduction should be in the amount of the cash paid and the fair market value on the date of exercise of any shares issued or transferred.

RESTRICTED STOCK

   In the case of an award of restricted stock, an employee generally will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income in an amount equal to the fair market value of the stock at the time the shares are no longer subject to a substantial risk of forfeiture, as defined in the Internal Revenue Code (including forfeiture as a result of potential liability under Section 16(b) of the Exchange Act). The Company generally will be entitled to a deduction at the time and in the amount that the employee recognizes ordinary income. An employee may make an election under Section 83(b) of the Internal Revenue Code within 30 days after grant of restricted stock to be taxed on an amount equal to the fair market value of the stock at the time of the grant. If such an election is made, no additional taxable income will be recognized by such employee at the time the restrictions lapse. The Company generally will be entitled to a tax deduction at the time and to the extent that income is recognized by such employee. If, however, shares of stock in respect of which such election was made are later forfeited, no tax deduction is allowable to the employee for the forfeited shares, and the Company generally will be deemed to recognize ordinary income equal to the amount of the deduction allowed to the Company at the time of the election in respect of such forfeited shares.

PERFORMANCE AWARDS

    An employee receiving a grant of performance awards generally will not be in receipt of taxable income upon such grant. Rather, upon receipt of payment after satisfaction of the performance criteria, in cash or stock, the employee will recognize ordinary income equal to the cash received or the fair market value of the stock received at the time of such payment. The Company generally will be entitled to a tax deduction at the time and to the extent that income is recognized by such employee.

VOTE REQUIRED

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote is required for the adoption of Proposal No. 3. Each proxy will be voted for or against Proposal No. 3 in accordance with the specification marked thereon, and, if no specification is made, will be voted in favor of such Proposal.

   Your Board of Directors recommends that you vote FOR Proposal No. 3.

PROPOSAL NO. 4 -- APPOINTMENT OF THE COMPANY'S INDEPENDENT
PUBLIC ACCOUNTANTS

   Coopers & Lybrand L.L.P., Certified Public Accountants, have been recommended by the Audit Committee to examine the financial statements of the Company for the year 1996. The By-Laws of the Company require the independent public accountants to be appointed by vote of the holders of Common Stock.

   Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and may make such statements as they may desire.

   The affirmative vote of the holders of a majority of the Common Stock present and entitled to vote is necessary to appoint Coopers & Lybrand L.L.P. as the Company's independent public accountants. Each proxy will be voted for or against Proposal No. 4 in accordance with the specification marked thereon, and, if no specification is made, will be voted in favor of such Proposal.

   Your Board of Directors recommends that you vote FOR the adoption of Proposal No. 4.

                                OTHER MATTERS

   If any other matters are properly brought before the meeting, it is intended that the holders of the proxies will vote thereon in accordance with their best judgment.

                                  * * * * *

STOCKHOLDER PROPOSALS

   Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 27, 1996, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that Meeting.

SOLICITATION

    The cost of the solicitation, including the expenses of brokers and others who may forward solicitation material to beneficial owners, will be borne by the Company. Officers and employees of the Company may solicit proxies personally or by telecommunications as well as by use of the mails. In addition, D. F. King &

Company, Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies. The estimated aggregate cost of the services of D.
F. King & Company, Inc. for soliciting proxies for the Company is $28,000.

PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN PLEASE NOTE

   The proxy includes the number of shares that are held in your name in the Company's Dividend Reinvestment and Common Share Purchase Plan ("DRIP"). Your vote with respect to the shares that are held in your name is also an instruction for voting the DRIP shares.

                                              D. P. Connelly
                                                Secretary

Wilmington, Delaware, April 26, 1996

                        DIRECTIONS TO CLAYTON HALL --
                     UNIVERSITY OF DELAWARE NORTH CAMPUS

               (WATCH FOR SIGNS DIRECTING YOU TO CLAYTON HALL)

To: Clayton Hall
From: Kirkwood Highway (Rt. 2)

   Drive South on Kirkwood Highway, turn right onto Cleveland Avenue at Porter Chevrolet, drive past 2 traffic lights, turn right onto New London Road (Rt.
896), look for blue signs for Clayton Hall -- University of Delaware North Campus on right (about 1/8 of a mile).

To. Clayton Hall
From: 1-95 or Rt. 896

   Exit onto Northbound Rt. 896 Newark exit and continue north on South College Avenue, past the University of Delaware athletic complex, over the bridge and past other University of Delaware buildings until you come to East Main Street. Turn left onto East Main Street (position yourself in the right lane), turn right onto New London Road (Rt. 896), drive up New London Road, pass through one traffic light, look for signs for Clayton Hall -- University of Delaware North Campus on the right (about 1/8 of a mile past traffic light).

(SEE MAP ON FOLLOWING PAGE)

                             MAP OF NEWARK, DELAWARE
                        SHOWING LOCATION OF CLAYTON HALL
                ON THE NORTH CAMPUS OF THE UNIVERSITY OF DELAWARE

                                                                     EXHIBIT A

                        DELMARVA POWER & LIGHT COMPANY
                           LONG-TERM INCENTIVE PLAN

   1. Purpose. The purpose of the Delmarva Power & Light Company Long-Term Incentive Plan (the "Plan") is to improve the financial performance of Delmarva Power & Light Company (the "Company"). The Plan provides long-term incentives to those officers and key executive employees of the Company and its subsidiaries who, in the opinion of the Committee (as hereinafter defined), are largely responsible for the continued growth and financial success of the Company and its subsidiaries.

   2. Effective Date. Subject to the provisions of Paragraph 23, this Plan shall be effective on May 31, 1996.

   3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). No member of the Committee shall be an employee of the Company or shall have received an award under the Plan within a one-year period prior to his or her appointment. The Committee shall have full and final authority in its discretion to conclusively interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the type of award to be made and the amount, size and terms of each such award, to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of this Plan.

   4. Shares Subject to Plan. The shares that may be issued under the Plan pursuant to Paragraph 6 shall not exceed in the aggregate 1,500,000 shares of the Company's Common Stock, subject to adjustment as provided in Section 18. Such shares may be authorized and unissued shares, shares purchased in the open market or treasury shares. Except as otherwise provided herein, any shares subject to an option, right or other award that for any reason expires, is surrendered, canceled, exchanged or forfeited or is terminated unexercised or unvested as to such shares shall again be available under the Plan.

   5. Participants. Persons eligible to participate shall be limited to those officers and other key executive employees of the Company and its subsidiaries who, in the opinion of the Committee, are in positions in which their decisions, actions, and counsel significantly affect the growth and financial success of the Company. Directors of the Company who are not otherwise officers or employees of the Company shall not be eligible to participate in the Plan.

   6. Awards Under the Plan. Awards under the Plan may be in the form of stock options (both nonqualified stock options and incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or any amendment thereof or substitute therefor or regulations thereunder), restricted stock, stock appreciation rights ("SARs"), and performance awards, or such other forms as the Committee may in its discretion deem appropriate, including any combination of the above.

   7. Stock Options. Options shall be evidenced by stock option agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions. No options shall be granted hereunder after May 30, 2006.

       (a) Option Price. The purchase price per share of Common Stock deliverable upon the exercise of an incentive stock option shall not be less than the greater of 100% of the fair market value of the Common Stock on the day the option is granted, as determined by the Committee, or the par value of such Common Stock. The purchase price per share of Common Stock deliverable upon the exercise of a nonqualified stock option shall not be less than greater of 100% of the fair market value of the Common Stock on the day the option is granted, as determined by the Committee, or the par value of such Common Stock.

       (b) Exercise of Option. Each stock option agreement shall state the period or periods of time, as may be determined by the Committee, within which the option may be exercised by the participant, in whole or in part. Unless otherwise set forth in the stock option agreement, the portion of any option that has not become exercisable prior to the date of the optionee's termination of employment shall be canceled immediately. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, subject to the terms of this Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

       (c) Payment for Shares. Stock purchased pursuant to an option agreement shall be paid for in full at the time of purchase, either in the form of cash, Common Stock of the Company at fair market value, or in a combination thereof, as the Committee may determine.

       (d) Rights Upon Termination of Employment. In the event that an optionee ceases to be an employee of the Company, the optionee shall have the right to exercise the option thereafter within such period and under such circumstances as the Committee may set forth in the applicable stock option agreement, but in no event beyond the expiration date of the option.

       (e) Other Terms. Each incentive stock option agreement shall contain such other terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as a tax-favored option within the meaning of Section 422 of the Internal Revenue Code, or any amendment thereof or substitute therefor or regulations thereunder. Subject to the limitations of Paragraph 19, and without limiting any other provisions hereof, the Committee shall have the power without further approval to amend the terms of any option.

   8. Stock Appreciation Rights. The Committee is authorized to grant SARs in tandem with incentive and/or nonqualified options. SARs shall be evidenced by an SAR agreement (or may form part of the agreement pertaining to the tandem stock option) in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreement shall contain in substance the following terms and conditions:

       (a) In General. Unless the Committee determines otherwise, an SAR (1) granted in tandem with a nonqualified stock option may be granted at the time of grant of the related nonqualified stock option or at any time thereafter, or (2) granted in tandem with an incentive stock option may only be granted at time of the related incentive stock option. An SAR will be exercisable for the same period as the underlying option, as provided in subsections 7(b) and 7(d) of this Plan.

       (b) SARs. An SAR shall confer on the participant a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of
   (1) the fair market value of one share of Common Stock on the date of exercise over (2) the grant price of the SAR, which shall be equal to the exercise price of the underlying option.

       (c) Treatment of Related Options and Tandem SARs Upon Exercise. Upon the exercise of an SAR, the related option shall be canceled to the extent of the number of shares of Common Stock as to which the SAR is exercised and upon the exercise of an option granted in connection with an SAR, the SAR shall be canceled to the extent of the number of shares of Common Stock as to which the option is exercised. Notwithstanding any such cancellation, the number of shares subject to the canceled option or SAR shall not become available for grant under Section 4 hereof.

       (d) Payment. Upon exercise of an SAR, payment shall be made in the form of Common Stock of the Company (at fair market value on the date of exercise), in cash, or in a combination thereof, as the Committee may determine.

   9. Restricted Stock Awards. Restricted stock awards under the Plan shall be in the form of shares of Common Stock of the Company, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

       (a) Award. The Committee shall determine the amount of a restricted stock award to be granted to an eligible employee based on the participant's salary, job performance, and other factors deemed by the Committee to be appropriate.

       (b) Restriction Period. Restricted stock awards made pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the award to any participant.

       (c) Restrictions Upon Transfer. Shares awarded, and the right to vote such shares and receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

       (d) Certificates. Each certificate issued with respect to the restricted stock shares awarded to the participant shall bear a legend stating, but not limited to, the restricted period, the manner in which restrictions will lapse, and the rights of the holder during the restricted period.

       (e) Lapse of Restrictions. The agreement shall specify the terms and conditions upon which any restrictions on the right to receive shares representing restricted stock awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of Common Stock free of any restrictive legend shall be issued to the participant or his legal representative.

       (f) Termination Prior to Lapse of Restrictions. Unless otherwise determined by the Committee, in the event of a participant's termination of employment for any reason prior to the lapse of restrictions applicable to a restricted stock award made to such participant, all rights to shares as to which there still remain unlapsed restrictions shall be forfeited by such participant to the Company without payment or any consideration by the Company, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares.

   10. Performance Awards. Performance awards under the Plan shall be evidenced by performance plan agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

       (a) Performance Period. At the time of the award, the Committee shall establish with respect to each award a performance period over which the award may be earned.

       (b) Award. The Committee shall determine the amount and conditions under which a performance award will be granted to an eligible employee, including without limitation, the requirement that the participant or the Company attain specific performance objectives for such period as shall be determined by the Committee at the time of grant. In determining the amount of the contingent performance award, the Committee shall take into account the participant's responsibility level, performance, potential, and other considerations as it deems appropriate.

       (c) Form. The Committee shall determine whether performance awards earned will be in the form of shares of stock or cash prior to the beginning of each performance period.

       (d) Payment of Award. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms established by the Committee. Payment in cash or stock as determined by the Committee shall be made as promptly as practical following the end of the performance period.

       (e) Adjustments. At any time prior to the payment of the awards, the Committee may adjust previously established performance targets and other terms and conditions, including but not limited to the Company's financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practice, mergers, acquisitions or divestitures or extraordinary, unusual, or non-recurring items or events. An adjustment made hereunder shall not be deemed to be an amendment for the purposes of Section 19.

       (f) Termination Prior to Award Being Fully Earned. Unless otherwise determined by the Committee, a performance award granted to a participant shall terminate for all purposes if the participant is not in the continuous employ of the Company or its subsidiaries at all times during the performance period.

   11. Change in Control. Upon the occurrence of a Change in Control, as hereinafter defined, notwithstanding any provisions of this Plan to the contrary, (a) all options and SARs granted under the Plan that are outstanding at the date of such Change in Control shall become exercisable in full immediately, without regard to the years that have elapsed from the date of grant; (b) with respect to performance awards that are outstanding at the date of such Change in Control, all uncompleted performance periods at the date of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective performance objectives shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to each such performance period) of each such outstanding award shall be come payable immediately in cash to each participant, with the remainder of each such outstanding award being canceled for no value; and (c) any conditions to the vesting of the restricted stock (including without limitation, attainment of performance objectives) are deemed to have been satisfied, any uncompleted time periods (whether based on period of employment, performance period, or otherwise) at the date of such Change in Control are deemed to have been completed and all restrictions with respect to outstanding shares of restricted stock shall lapse immediately, and such shares shall be fully vested and nonforfeitable.

   For the purposes of this section, a "Change in Control" shall be deemed to have occurred if the event in any one of the following paragraphs shall have occurred:



       (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
   Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

       (b) During any period of two consecutive years (not including any period prior to the effectiveness of this Plan, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a) or (c) of this subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

       (c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

   12. General Restrictions. This Plan and each award under this Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with the Plan or the granting of such award or the issue or purchase of shares of Common Stock thereunder, such Plan will not be effective and the award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

   13. Rights of a Stockholder. The recipient of any award under this Plan shall have no rights as a stockholder with respect thereto unless and until legended certificates for shares of Common Stock are issued.

   14. Rights to Terminate Employment. Nothing in this Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of such participant.

   15. Withholding of Taxes. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under this Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirement prior to the delivery of any certificate or certificates for such shares. Whenever under this Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

   16. Non-Assignability. No award under this Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Committee may approve from time to time. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

   17. Non-Uniform Determinations. The Committee's determinations under this Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under this Plan, whether or not such persons are similarly situated.

   18. Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under this Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of stock that may thereafter be issued in connection with awards, whether in the aggregate or to any individual, (b) the number and kind of shares of stock issued or issuable in respect of outstanding awards, and (c) the exercise price, grant price, or purchase price relating to any award; provided, however, that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424 of the Internal Revenue Code or any amendment thereof or substitute therefor or regulations thereunder.

   19. Amendment. The Board of Directors of the Company or the Committee may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for this Plan to continue to be eligible to comply with Rule 16b-3 under the Exchange Act or Internal Revenue Code Section 162(m) or any amendment of or substitute for either of them shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

   20. Effect on Other Plans. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company and any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided.

   21. Duration of this Plan. This Plan shall remain in effect until all awards under this Plan have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted after May 30, 2006.

   22. Funding of this Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Plan and payment or awards shall be subordinate to the claims of the Company's general creditors. In no event shall interest be paid or accrued on any award, including unpaid installments of awards.

   23. Approval of Stockholders. Notwithstanding anything herein to the contrary, this Plan shall only be effective if it is approved by holders of a majority of the outstanding shares of Common Stock of the Company voting, in person or by proxy, at the Annual Meeting of Stockholders to be held on May 30, 1996.

======
 Proxy                       Delmarva            Delmarva Power & Light Company
                                Power
- -------------------------------------------------------------------------------

    This proxy, when properly executed, will be voted as directed by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" proposal nos. 1, 2, 3 and 4. This proxy is solicited on behalf of the Board of Directors.

    By signing and dating on the reverse side, you authorize Howard E. Cosgrove, Michael B. Emery and Sarah I. Gore, or any one of them, each with the power of substitution, to represent and vote your shares of the Company at the Annual Meeting of Stockholders of Delmarva Power & Light Company to be held on May 30, 1996, or at any adjournments thereof, as directed on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournments thereof.

Nominees for the Election of Directors (3-year term): Michael G. Abercrombie,
                                                      Robert D. Burris and
                                                      James H. Gilliam, Jr.

                                                            (See Reverse Side)

If you have any questions or need assistance in voting your proxy, please call our proxy solicitor D.F. King & Co., Inc. at (800) 207-3155.

The Board of Directors recommends a vote "FOR" proposal nos. 1, 2, 3 and 4.
- -------------------------------------------------------------------------------
To vote for all nominees, mark an "X" in the "For" box. To withhold authority on any individual nominee, mark an "X" in the "For (except)" box and print the appropriate nominee's name on the line provided. If no boxes are marked, this Proxy will be voted "FOR" proposal nos. 1, 2, 3 and 4.

Proposal No. 1-Election of Directors

/ / For  / / Withhold (all)  / / For (except)
                                             ----------------------------------
Proposal No. 2-Amendment to Restated Certificate and Articles of Incorporation Removing Limits on Unsecured Indebtedness

/ / For  / / Against  / / Abstain

Proposal No. 3-Approval of the Amendment and Extension of the Long-Term Incentive Plan

/ / For  / / Against  / / Abstain

Proposal No. 4-Appointment of Coopers & Lybrand L.L.P. as Independent Auditor

/ / For  / / Against  / / Abstain

                                  Signature
                                  ---------------------------------------------

                                  Signature
                                  ---------------------------------------------

                                  Date                                   , 1996
                                  ---------------------------------------------

                                   Please sign name or names as printed on this proxy to authorize the voting of your shares as indicated. Where shares are registered with joint owners, all joint owners should sign. Persons signing as executors, administrators, trustees, etc. should so indicate.

====================
 Proxy for Preferred         Delmarva            Delmarva Power & Light Company
 Stock-$25 Par                  Power
- -------------------------------------------------------------------------------

    This proxy, when properly executed, will be voted as directed by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" proposal no. 2. This proxy is solicited on behalf of the Board of Directors.

    By signing and dating on the reverse side, you authorize Howard E. Cosgrove, Michael B. Emery and Sarah I. Gore, or any one of them, each with the power of substitution, to represent and vote your shares of the Company at the Annual Meeting of Stockholders of Delmarva Power & Light Company to be held on May 30, 1996, or at any adjournments thereof, as directed on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournments thereof.


                                                            (See Reverse Side)

If you have any questions or need assistance in voting your proxy, please call our proxy solicitor D.F. King & Co., Inc. at (800) 207-3155.

The Board of Directors recommends a vote "FOR" proposal no. 2.
- -------------------------------------------------------------------------------
If no box is marked, this Proxy will be voted "FOR" proposal no. 2.

Proposal No. 2-Amendment to Restated Certificate and Articles of Incorporation Removing Limits on Unsecured Indebtedness

/ / For  / / Against  / / Abstain


                                  Signature
                                  ---------------------------------------------

                                  Signature
                                  ---------------------------------------------

                                  Date                                   , 1996
                                  ---------------------------------------------

                                   Please sign name or names as printed on this proxy to authorize the voting of your shares as indicated. Where shares are registered with joint owners, all joint owners should sign. Persons signing as executors, administrators, trustees, etc. should so indicate.

====================
 Proxy for Preferred         Delmarva            Delmarva Power & Light Company
 Stock-$100 Par                 Power
- -------------------------------------------------------------------------------

    This proxy, when properly executed, will be voted as directed by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" proposal no. 2. This proxy is solicited on behalf of the Board of Directors.

    By signing and dating on the reverse side, you authorize Howard E. Cosgrove, Michael B. Emery and Sarah I. Gore, or any one of them, each with the power of substitution, to represent and vote your shares of the Company at the Annual Meeting of Stockholders of Delmarva Power & Light Company to be held on May 30, 1996, or at any adjournments thereof, as directed on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournments thereof.


                                                            (See Reverse Side)
If you have any questions or need assistance in voting your proxy, please call our proxy solicitor D.F. King & Co., Inc. at (800) 207-3155.

The Board of Directors recommends a vote "FOR" proposal no. 2.
- -------------------------------------------------------------------------------
If no box is marked, this Proxy will be voted "FOR" proposal no. 2.

Proposal No. 2-Amendment to Restated Certificate and Articles of Incorporation Removing Limits on Unsecured Indebtedness

/ / For  / / Against  / / Abstain


                                  Signature
                                  ---------------------------------------------

                                  Signature
                                  ---------------------------------------------

                                  Date                                   , 1996
                                  ---------------------------------------------

                                   Please sign name or names as printed on this proxy to authorize the voting of your shares as indicated. Where shares are registered with joint owners, all joint owners should sign. Persons signing as executors, administrators, trustees, etc. should so indicate.